Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Cardtronics USA, Inc., a Delaware corporation (the “Company”), and P. Michael McCarthy (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1      “Average Annual Bonus” shall mean the average Annual Bonus paid (or payable) for the two calendar years preceding the Date of Termination; provided, however, if the Date of the Termination is prior to the first anniversary date of the Effective Date, then “Average Annual Bonus” shall mean the higher of (i) the average Annual Bonus paid (or payable) prior to the Date of the Termination or (ii) 50% of current Executive’s Base Salary.

1.2       “Board” shall mean the Board of Directors of the Parent Company.

1.3      “Cause” shall mean a determination by the Board that Executive (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Executive’s duties with respect to the Company or any of its affiliates, (b) has refused without proper legal reason to perform Executive’s duties and responsibilities to the Company or any of its affiliates, (c) has materially breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company or any of its affiliates, (d) has willfully engaged in conduct that is materially injurious to the Company or any of its affiliates, (e) has disclosed without specific authorization from the Company confidential information of the Company or any of its affiliates that is materially injurious to any such entity, (f) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its affiliates, or (g) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

1.4      “Change in Control” shall mean:

(a)      a merger of the Parent Company with another entity, a consolidation involving the Parent Company, or the sale of all or substantially all of the assets of the Parent Company to another entity if, in any such case, (i) the holders of equity securities of the Parent Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 60% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Parent Company immediately prior to such transaction or event or (ii) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(b)      the dissolution or liquidation of the Parent Company;

(c)      when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Parent Company; or

(d)      as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Parent Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Parent Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

1.5      “Code” shall mean the Internal Revenue Code of 1996, as amended.

1.6      “Date of Termination” shall mean the actual date of the termination of Executive’s employment with the Company, including but not limited to the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company, subject to adjustment as provided in Section 3.3.

1.7      “Good Reason” shall mean the occurrence of any of the following events:

(a)      a diminution in Executive’s Base Salary of five percent (5%) or more;  or

(b)      a material diminution in Executive’s authority, duties, or responsibilities as Senior Executive Vice President Chief Information Officer;  or

(c)      the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 75 miles from Houston, Texas; or

(d)      a material breach by the Company of this Agreement.

Notwithstanding the foregoing provisions of this Section 1.7 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good

Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 1.7(a), (b), (c) or (d) giving rise to Executive’s termination of employment must have arisen without Executive’s written consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 10.1 within 45 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (4) the date of Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

1.8      “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.9      “Parent Company” shall mean Cardtronics, Inc., a Delaware corporation.

1.10    “Restricted Stock” shall mean the common stock of the Parent Company granted to the Executive pursuant to the Restricted Stock Agreement described in Section 4.3.

1.11    “Section 409A Payment Date” shall have the meaning set forth in Section 7.2(b).

ARTICLE II
EMPLOYMENT AND DUTIES

2.1      Employment; Effective Date.  Executive commenced his employment with the Company on January 17, 2013 (the “Commencement Date”). From and after the date hereof (the “Effective Date”), the Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2      Positions.  From and after the Effective Date, the Company shall employ Executive in the position of Senior Executive Vice President Chief Information Officer of the Company (including the Parent Company) or in such other position or positions as the parties mutually may agree, and Executive shall report to the Chief Executive Officer of the Company.

2.3      Duties and Services.  Executive agrees to serve in the position(s) referred to in Section 2.2 hereof and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s executive employees, as such policies may be amended from time to time.

2.4      Other Interests.  Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments (b) engage in charitable and civic activities; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with Executive’s performance of Executive’s duties hereunder, and (c)  de minimis other activities such as non-commercial speeches.

2.5      Duty of Loyalty.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1      Term.    Subject to the remaining terms of this Article III, this Agreement shall be for an initial term that continues in effect through the third anniversary of the Commencement Date (the “Initial Term”) and, unless terminated sooner as herein provided, shall continue on a year‑to‑year basis (each a “Renewal Term” and together with the Initial Term, the “Term”).   If the Company or Executive elects not to renew this Agreement for a Renewal Term, the Company or Executive must give a Notice of Termination to the other party at least 90 days before the expiration of the then-current Initial Term or Renewal Term, as applicable.   In the event that one party provides the other with a Notice of Termination pursuant to this Section 3.1, no further automatic extensions will occur and this Agreement shall terminate at the end of the then-existing Initial Term or Renewal Term, as applicable.

3.2      Company’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)      upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Company and certified in writing by a competent medical physician selected solely by the Company in the event of any alleged mental impairment and in the event of any alleged physical impairment  by the Company, with the Executive having the right to approve such election; provided, however, if the Executive fails to approve the Company’s first two selections within ten days of being notified of each such selection, the Company will have the right thereafter to designate any licensed medical physician on staff with either the Baylor College of Medicine or Methodist Hospital, each located in Houston, Texas;  or

(b)      Executive’s death; or

(c)      for Cause;

(d)      for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3      Executive’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination.  In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4      Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors of the Company and any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

3.5      Meaning of Termination of Employment.  For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company only when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV
COMPENSATION AND BENEFITS

4.1      Base Salary.  During the term of this Agreement, Executive shall receive a minimum, annualized base salary of $315,000 (the “Base Salary”). Executive’s Base Salary shall be reviewed periodically by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such base salary may be increased (but not decreased) effective as of any date determined by the Board (or a committee thereof)..  Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2      Bonuses.  Executive shall be eligible to receive (or has received) the following bonuses:

(a)            a one-time sign-on bonus of $25,000 payable no later than thirty (30) days following the Commencement Date: and

(b)      an annual, calendar-year bonus based on criteria determined in the discretion of the Board or a committee thereof (the “Annual Bonus”) as part of the Annual Executive Cash Incentive Plan and/or other bonus plan, it being understood that (a) the target bonus at planned or targeted levels of performance shall equal 50% of Executive’s Base Salary and (b) the actual amount of each Annual Bonus shall be determined in the discretion of the Board or a committee thereof.  The Company shall use commercially reasonable efforts to pay each Annual Bonus with respect to a calendar year on or before March 15 of the following calendar year (and in no event shall an Annual Bonus be paid after December 31 of the following calendar year), provided that (except as otherwise provided in Section 7.1(b)) Executive is employed by the Company on such date of payment.  If Executive has not been employed by the Company since January 1 of the year that includes the Effective Date, then the Annual Bonus for such year shall be prorated based on the ratio of the number of days during such calendar year that Executive was employed by the Company to the number of days in such calendar year.

4.3      Incentive Awards.  Upon the execution hereof, Executive will be awarded 20,000 shares of restricted stock, which award shall be governed by the terms and conditions of that Restricted Stock Agreement of even date hereof by and between Executive and Company.  Executive shall also be eligible to receive additional equity incentive awards under any long term incentive plan hereafter adopted by the Company, including, but not limited to, the 2013 Cardtronics Long Term Incentive Plan.

4.4      Other Perquisites.  During Executive’s employment hereunder, the Company shall provide Executive with the same perquisite benefits made available to other senior executives of the Company.

4.5      Expenses.  The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code.  The following provisions shall apply to such reimbursements in order to assure that such reimbursements do not create a deferred compensation arrangement subject to Section 409A of the Code:

(a)      The amount of reimbursements to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year:

(b)      Each reimbursement to which Executive becomes entitled shall be made no later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred; and

(c)      Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

4.6      Vacation and Sick Leave.      During Executive’s employment hereunder, Executive shall be entitled to (a) sick leave in accordance with the Company’s policies applicable to its senior executives and (b) four weeks paid vacation each calendar year (40 hours of which may be carried forward to a succeeding year).

4.7      Offices.  Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any of the Company’s  affiliates and as a member of any committees of the board of directors of any such entities, and in one or more executive positions of any of the Company’s  affiliates.

ARTICLE V
PROTECTION OF INFORMATION

5.1      Disclosure to and Property of the Company.  For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company or its affiliates. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company (or its affiliates). Executive agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment by the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

5.2      Disclosure to Executive.  The Company shall disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of the Company (or its affiliates); and shall entrust Executive with business opportunities of the Company (or its affiliates); and shall place Executive in a position to develop business good will on behalf of the Company (or its affiliates).

5.3      No Unauthorized Use or Disclosure.  Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates.  Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder.  Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.  Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.  At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.  Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product. Notwithstanding anything contained in this Agreement to the contrary, Executive may disclose Confidential Information (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having apparent supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (iii) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 5.3.

5.4      Ownership by the Company.  If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work.  If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5      Assistance by Executive.  During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company or its affiliates, Executive shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6      Remedies.  Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article V, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VI
STATEMENTS CONCERNING THE COMPANY AND EXECUTIVE

6.1      Statements by Executive.  Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

6.2      Statements by the Company.  The Company shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Executive, any of Executive’s affiliates or any of such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose confidential information of Executive, or (c) place Executive in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VII
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1      Effect of Termination of Employment on Compensation.

(a)      If Executive’s employment hereunder shall terminate at the expiration of the Term, for any reason described in Section 3.2(a), 3.2(b) or 3.2(c), or pursuant to Executive’s resignation for other than Good Reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary to the Date of Termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.4,  and (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program.

(b)      If Executive’s employment hereunder shall terminate pursuant to Executive’s resignation for Good Reason or by action of the Company pursuant to Section 3.2 for any reason other than those encompassed by Sections 3.2(a), 3.2(b) or 3.2(c) hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (i) Executive shall be entitled to receive the compensation and benefits described in clauses (i) through (iii) of Section 7.1(a) and (ii) subject to Executive’s delivery, within 50 days after the date of Executive’s termination of employment, of an executed release substantially in the form of the release contained at Appendix A (the “Release”), Executive shall receive the following compensation and benefits from the Company (but no other compensation or benefits after such termination):

(A)      the Company shall pay to Executive any unpaid Annual Bonus for the calendar year ending prior to the Date of Termination, which amount shall be payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event later than December 31 following such calendar year);

(B)      the Company shall pay to Executive a bonus for the calendar year in which the Date of Termination occurs in an amount equal to the Annual Bonus for such year as determined in good faith by the Board in accordance with the criteria established pursuant to Section 4.2 hereof and based on the Company’s performance for such year, which amount shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year), payable in a lump-sum between January 1st and March 31st following such calendar year); provided, however, that if this paragraph applies with respect to an Annual Bonus for a calendar year beginning on or after January 1, 2010, that is intended to constitute performance-based compensation within the meaning of, and for purposes of, Section 162(m) of the Code, then no bonus shall be paid except to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under Section 162(m) of the Code;

(C)      the Company shall pay to Executive an amount equal to two times the sum of Executive’s Base Salary as of the Date of Termination and the Average Annual Bonus, which amount shall be divided into and paid in 48 equal consecutive semi-monthly installments payable on the 15th and last day of each month, commencing on the first installment date that is 60 days following Executive’s Date of Termination.  The right to payment of the installment amounts pursuant to this paragraph shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code;

(D)      during the portion, if any, of the 18-month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s eligible dependents under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Company shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue such coverage;  provided, however, that (x) the amount of such benefits in any one calendar year of such coverage shall not affect the amount of benefits in any other calendar year for which such benefits are to be provided hereunder and (y) Executive’s right to the benefits cannot be liquidated or exchanged for any other benefit; and

(E)      if the Date of Termination occurs within the one-year period beginning on the date upon which a Change in Control occurs, then the Company shall cause all stock options awarded to Executive by the Parent Company (to the extent vested) to be exercisable for five years following the Date of Termination (but in no event later than the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of the option).

            7.2            Payment Date under Section 409A of the Code.

            (a)             It is the intention of the parties that this Agreement comply with the requirements of Section 409 A of the Code and applicable administrative guidance issued thereunder.  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of a payment.

            (b)            Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under this Article VII and which constitute deferred compensation within the meaning of Code Section 409A shall be made or paid to Executive prior to the earlier of (i) the first business day of the seventh month following the date of Executive’s termination of employment or (ii) the date of Executive’s death (such date, the “Section 409A Payment Date”), if (x) Executive is deemed on termination of employment a “specified employee” within the meaning of that term under Section 409A of the Code, (y) the stock of the Company or any successor entity is publicly traded on an established market and (z) such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section

409A(a)(2).  Upon the expiration of the applicable deferral period, all payments deferred pursuant to this provision shall be paid in a lump sum to Executive, and any remaining payments, benefits or reimbursements due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

ARTICLE VIII
NON-COMPETITION AGREEMENT

8.1      Definitions.  As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and its affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the products and services provided by the Company and its affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of one year following the termination of Executive’s employment with the Company.

“Restricted Area” means the United States of America, Canada, Mexico, and the United Kingdom.

8.2      Non-Competition; Non-Solicitation.  Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII (i) in consideration for the Confidential Information provided by the Company to Executive pursuant to Article V of this Agreement; (ii) as part of the consideration for the compensation and benefits to be paid to Executive hereunder, (iii) to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Executive by the Company or its affiliates or created or developed by Executive for the Company or its affiliates, the business goodwill of the Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its affiliates and (iv) as an additional incentive for the Company to enter into this Agreement.

(a)      Subject to the exceptions set forth in Section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or be connected with or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b)      Notwithstanding the restrictions contained in Section 8.2(a), Executive may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.  In addition, the restrictions contained in Section 8.2(a) shall not preclude Executive from being employed by any financial institution or for a Competing Business so long as Executive’s principal duties at such institution or Competing Business are not directly and primarily related to the Business.

(c)      Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not(i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company. Notwithstanding the foregoing, the restrictions of clause (i) of this Section 8.2(c) shall not apply with respect to (A) an officer or employee whose employment has been involuntarily terminated by his or her employer (other than for cause), (B) an officer or employee who has voluntarily terminated employment with the Company and its affiliates and who has not been employed by any of such entities for at least one year, (C) an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of the Company or any of its affiliates.

(d)      Executive may seek the written consent of the Company, which may be withheld for good reason, to waive the provisions of this Article VIII on a case-by-case basis.

(e)      The restrictions contained in Section 8.2 shall not apply to any product or services that the Company provided during Executive’s employment but that the Company no longer provides at the Date of Termination.

8.3      Relief.  Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive. However, if it is determined that Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

8.4      Reasonableness; Enforcement.  Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation and Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.5      Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE IX
DISPUTE RESOLUTION

9.1      Dispute Resolution.  If any dispute arises out of this Agreement or out of or in connection with any equity compensation award made to Executive by the Company or any of its affiliates, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral unaffiliated mediator, they shall seek the assistance of the American Arbitration Association (“AAA”) in the selection process. If mediation is unsuccessful, or if mediation is not requested by a party, either party may by written notice demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

(a)      Unless the parties agree on the appointment of a single arbitrator, the dispute shall be referred to one arbitrator appointed by the AAA.  The arbitrator will set the rules and timing of the arbitration, but will generally follow the employment rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(b)      The arbitration hearing will in no event take place more than 180 days after the appointment of the arbitrator.

(c)      The mediation and the arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.

(d)      The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(e)      All costs and expenses of the mediation and arbitration shall be borne equally by the Company and Executive.  The arbitrator shall award the prevailing party its reasonable attorneys fees incurred in connection with the dispute.

Executive and the Company explicitly recognize that no provision of this Article IX shall prevent either party from seeking to resolve any dispute relating to Article V or Article VIII or this Agreement in a court of law.

ARTICLE X
MISCELLANEOUS

10.1    Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:                                                P. Michael McCarthy

                                                                                    1078 5th Ave. N.

                                                                                    St. Petersburg, FL 33704

If to the Company, addressed to:                                    Cardtronics USA, Inc.

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

Attention:  General Counsel

Facsimile:  832-308-4761

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

10.2    Applicable Law; Submission to Jurisdiction.

(a)      This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b)      With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.

10.3    Indemnification.

(a)      Save and except for any Proceeding (as herein defined) brought by (i) Executive’s former employer, including any affiliate thereof (collectively “Former Employer”) alleging that Executive’s employment hereunder violates any agreement between the Executive and such Former Employer, or (ii) the Executive or his estate, the Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent,  Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board and by the laws of the state of Delaware against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators.  In order to be entitled to the above described indemnification Executive must give prompt written notice to the Company of such Proceeding and the Company (and its insurers) shall be entitled to defend such Proceeding and to enter into such settlement agreements that the Company and its insurers believe is reasonable and necessary so long as the Executive is not required to admit any misconduct or liability, nor required to pay any portion of such settlement.  To the extent that the Company fails to provide a defense for all claims raised in any Proceeding after receiving notice thereof, the Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance.  Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.  Notwithstanding anything in this Section 10.3 to the contrary, unless an earlier payment date is specified above, the Company shall, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), pay Executive (or pay on Executive’s behalf) all amounts to which

Executive is entitled under this Section 10.3 no later than the end of the second calendar year following the calendar year in which the indemnifiable expense is incurred.

(b)      Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 11.3(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor determination by the Company (including its board of directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c)      The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its directors and other executive officers.

10.4    No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.5    Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10.6    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.7    Withholding of Taxes and Other Employee Deductions.  Except as otherwise provided in this Agreement, the Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

10.8    Controlling document.  If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

10.9    Headings.  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

10.10  Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

10.11  Affiliate.  As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

Without limiting the scope of the preceding sentence, the Parent Company shall be deemed to be an affiliate of the Company for all purposes of this Agreement.

10.12  Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.  Except as provided in the preceding sentence and in Section 2.2, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.  In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

10.13  Term.  Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination.  Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

10.14  Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

10.15  Modification; Waiver.  Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

10.16      Actions by the Board.  Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of May 13, 2013.

CARDTRONICS USA, INC.

By:  __/s/ Debra Bonder__________________

Name:  __Debra Bonder__________________

Title:  ___EVP_________________________

_/s/ P. Michael McCarthy_________________

P. Michael McCarthy

APPENDIX A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of _______________ ____, 20___, by and between P. Michael McCarthy (“Executive”) and Cardtronics USA, Inc., a Delaware corporation (the “Company”).

(a)      For good and valuable consideration, including the Company’s provision of certain payments and benefits to Executive in accordance with Section 7.1(b)(ii) of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, Cardtronics, Inc., their affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind for Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any state anti-discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Executive and the Company and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such stock option or other equity compensation agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, or (b) any claim to vested benefits under an employee benefit plan, or (c) any claims for contractual payments under the Employment Agreement including without limitation any claim to indemnification under the Employment Agreement.  Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency proceeding or subsequent legal actions. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the

Company Parties as of the date of this Agreement, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Executive is bound by it.  Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)      Executive agrees not to bring or join, but may defend, any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(c)      By executing and delivering this Agreement, Executive acknowledges that:

(i)            Executive has carefully read this Agreement;

(ii)            Executive has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(iii)            Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and

(iv)            Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement.

Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Executive and must be delivered to the address of the Chief Executive Officer of the Company before 11:59 p.m., Houston,  Texas time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

Executed on this _______day of _____________, _______.

_________________________________

_________________________________

STATE OF                                                             §

                                                            §

COUNTY OF                                                             §

BEFORE ME, the undersigned authority personally appeared _______________, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _____ day of ______________, ________.

_____________________________________

NOTARY PUBLIC in and for the

State of ___________________

My Commission Expires:  ________________

Identification produced: